Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated September 10, 2007 accompanying the 2007 consolidated financial statements and schedule included in the Annual Report of Nobel Learning Communities, Inc. and Subsidiaries on Form 10-K for the fiscal year (52 weeks) ended June 30, 2007 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

December 20, 2007